Exhibit 10.1

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT IN ACCORDANCE WITH REGULATION S-K ITEM 601(a)(6) BECAUSE IT WOULD CONSTITUTE A CLEARLY UNWARRANTED INVASION OF PERSONAL PRIVACY. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

May 27, 2020

Harout Semerjian

[***]

[***]

Re: Separation from Employment

Dear Harout:

This confidential separation agreement and release (“Agreement”), sets forth the agreement reached concerning the termination of your employment with Immunomedics, Inc. (the “Company”).

1.                 Separation Date.

(a)               The parties acknowledge that you have resigned from your positions as Chief Executive Officer and President of the Company and resigned from the Board of Directors of the Company, which resignations were accepted by the Company and effective as of May 27, 2020. The parties agree that your resignation is not the result of any disagreement with the Company, the Board of Directors of the Company, or management, or any matter relating to the Company’s operations, policies or practices.

(b)               It is agreed that your last day of employment with the Company will be May 27, 2020 (the “Separation Date”).

(c)               On the next regularly scheduled payday following the Separation Date, you will receive your final paycheck reflecting employment through the Separation Date, as well as accrued but unused vacation, less applicable withholding taxes and deductions. In addition, you will be reimbursed for all customary and appropriate business-related expenses incurred by you prior to the Separation Date, which shall be subject to and paid in accordance with the Company’s standard expense reimbursement policies applicable to senior-level executives.

(d)               You acknowledge that, as of the Separation Date, you shall no longer serve as, and from that date shall not hold yourself out as, an officer, director, executive, member, trustee, representative, or agent of the Company or of any parent, subsidiary, or affiliate of the Company, and that you no longer have authority to act on behalf of or as a legal representative of the Company or any parent, subsidiary, or affiliate of the Company. Moreover, on and after the Separation Date, you shall no longer serve or hold yourself out as an employee of the Company or any parent, subsidiary, or affiliate of the Company.

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(e)               Except as expressly set forth herein, all Company-provided benefits will terminate on the Separation Date, subject to the terms of the applicable benefit plans. Any accrued or vested amounts or benefits due to you will be treated in accordance with the applicable benefit plan, program, or policy. After the Separation Date, you may be eligible to elect continuation coverage under the Company’s group health insurance plans for yourself, your spouse, and your eligible dependents, in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), or applicable state law.

2.                 Severance Benefits. In consideration for your signing and not revoking this Agreement and complying with its terms, and in exchange for the promises, covenants, and waivers set forth herein, Immunomedics will provide you with the following separation benefits (collectively, the “Severance Benefits”):

(a)                Provided that you timely execute and do not revoke this Agreement (in the timeframe set forth in Section 14 below) (the foregoing, the “Eligibility Requirement”), the Company agrees that it shall pay or cause to be paid to you a cash severance in an amount equal to: (i) $1,012,500, reflecting eighteen (18) months of pay at your current base salary, plus (ii) $55,327.87, reflecting thirty (30) days of pay at your current base salary in lieu of the Company providing 30 days’ notice. The salary continuation, less applicable withholdings and deductions, shall be paid in substantially equal installments over an 18-month period consistent with the Company’s regularly scheduled payroll, with the first installment being paid within sixty (60) days after the effective date of this Agreement pursuant to Section 14(f) below (“Effective Date”). The pay in lieu of the Company providing 30 days’ notice, less applicable withholdings and deductions, shall be paid in substantially equal installments over a 30-day period consistent with the Company’s regularly scheduled payroll, with the first installment being paid immediately after the Effective Date. Payments made under this Section 2(a) shall not be eligible to be contributed to any retirement, savings, or compensation plan and shall not be benefit-bearing compensation for purposes of any employee benefit plans of the Company.

(b)               Provided that you timely and properly elect continuation coverage under COBRA, and further provided that you execute and do not revoke this Agreement, the Company shall, for a period of eighteen (18) months following the Separation Date, pay the premiums for COBRA healthcare continuation coverage for you and, as applicable, your spouse and eligible dependents, less an amount equal to the required monthly employee payment for such coverage, calculated as if you continued to be an employee of the Company throughout such period. The COBRA premiums to be paid by the Company under this Section 2(b) shall be remitted directly to the health insurance administrator. Any remaining COBRA premiums shall be your responsibility. Notwithstanding the foregoing, payments specified under this Section 2(b) shall cease if the Company’s statutory obligation to provide such COBRA healthcare continuation coverage terminates for any reason, including but not limited to your failure to timely elect continuation coverage under COBRA or your failure to timely pay your share of the COBRA premiums.

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(c)                Provided that you satisfy the Eligibility Requirement, the Company agrees that from and after the Effective Date, it shall release you from your post-employment non-compete obligations set forth in Section 7 of the Employment Agreement (as defined in Section 4 below), provided, however, that all other post-employment obligations and restrictive covenants to which you are subject shall continue in full force and effect and be unmodified by the foregoing waiver.

(d)               Provided that you satisfy the Eligibility Requirement, commencing the Effective Date, the Company will provide six (6) months of senior executive-level outplacement assistance through a service provider designated by the Company in its sole discretion. Such outplacement assistance shall be paid directly by the Company to the service provider. In no event shall you receive cash or other payments in lieu of outplacement assistance.

3.                 Equity. Your outstanding equity grants shall be governed by and subject to the applicable terms and conditions set forth in your outstanding awards and the Immunomedics, Inc. 2014 Long-Term Incentive Plan (“LTIP”). In accordance with the LTIP and your award agreements, all of your outstanding awards shall be cancelled, forfeited and terminated and of no further force or effect as of the Separation Date.

4.                 Acknowledgments. You agree and acknowledge that:

(a)                You would not be entitled to the Severance Benefits set forth in this Agreement unless you sign and do not revoke this Agreement and comply with its terms.

(b)               The Severance Benefits provided above are in lieu of and in full satisfaction of any amounts that might otherwise be payable under any contract, plan, policy or practice, past or present, of Immunomedics or any of its affiliates, including but not limited to your Executive Employment Agreement dated April 16, 2020 (the “Employment Agreement”) and the Immunomedics Severance Pay Plan.

(c)                Except as expressly set forth herein, you are not entitled to, and will not seek, any further compensation or consideration of any kind from the Company, including wages, bonus, commissions, severance, incentive compensation, equity, or benefits. You further acknowledge and represent that during your employment with the Company, you have been paid any and all wages, bonus, commissions, severance, incentive compensation, equity, or benefits which are or could be due to you in connection with your employment by the Company (other than ordinary salary with respect to the current payroll period).

(d)               If you decline to execute this Agreement or revoke this Agreement following execution, or fail to comply with the terms and conditions of Sections 6 through 10 of this Agreement, all payments under Section 2 shall immediately cease and you shall be required to repay immediately any cash severance previously paid by the Company thereunder.

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5.                 Release.

(a)               In consideration of the payment and arrangements described in Section 2 above and for other good and valuable consideration, you, individually and on behalf of yourself, your heirs, executors, administrators, successors, and assigns, knowingly and voluntarily hereby release and forever discharge the Company and its affiliates, related entities, parents, subsidiaries, and divisions, and each of their past, present, or future officers, directors, members, partners, managers, stockholders, employees, agents, investors, and advisors, and each of their respective predecessors, successors and assigns, and any and all employee pension or welfare benefits plans of the Company, including current and former trustees and administrators of these plans (collectively, the “Released Parties”) from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, whether arising from or relating to your employment with the Company and the termination of that employment or any other matter or basis.

(b)               Without limiting the generality of the foregoing, this Release includes, but is not limited to, (i) any rights or claims arising under any federal, state, or local constitution, statute, ordinance, or regulation, including without limitation, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Civil Rights Act of 1866, Section 1981 through 1988 of Title 42 of the United States Code, the Americans with Disabilities Act of 1990, the Genetic Information Nondiscrimination Act of 2008, the Family and Medical Leave Act of 1993, the Equal Pay Act, the Lilly Ledbetter Fair Pay Act, the Age Discrimination in Employment Act of 1967 (the “ADEA”), the Older Workers Benefit Protection Act (“OWBPA”), the Rehabilitation Act of 1973, the Employee Retirement Income Security Act of 1974,the anti-retaliation provisions of the Fair Labor Standards Act, the Worker Adjustment Retraining and Notification (“WARN”) Act and any state WARN statutes, the Occupational Safety and Health Act, the Uniformed Services Employment and Reemployment Rights Act, the anti-retaliation provisions of the Corporate and Criminal Fraud Accountability Act of 2002, 18 U.S.C. § 1514A (also known as the Sarbanes-Oxley Act and/or Dodd-Frank Wall Street Reform Consumer Protection Act), the Fair Credit Reporting Act, the New Jersey Law Against Discrimination, the New Jersey Family Leave Act, the Conscientious Employee Protection Act, and the New Jersey Wage Laws, each of the foregoing as amended; (ii) any rights or claims under any plan, program, policy, agreement, contract, understanding or promise, express or implied, written or oral, formal or informal, between the Company or any of the Released Parties and yourself, including but not limited to the Employment Agreement; (iii) any claim for unpaid compensation, wages, bonus or incentive compensation, profits, commission, equity, securities, benefits, vacation, severance pay, and/or other fringe benefit of the Company or any of the other Released Parties; (iv) any rights or claims under any common law theory, including for alleged tortious, negligent, defamatory and/or fraudulent conduct; and (v) any claim for equitable relief or recover of punitive, compensator, or other damages or monies, including attorney’s fees or costs.

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(c)                Notwithstanding the foregoing, nothing in this Agreement will serve to waive or impair (i) any claims or rights that, pursuant to law, cannot be legally waived or subject to a release of this kind, such as claims for unemployment or workers’ compensation benefits or claims under the ADEA that arise after you sign this Agreement, (ii) any rights you may have to vested benefits under any applicable Immunomedics retirement plan or options under any equity plans of the Company as of the Separation Date subject to the terms and conditions applicable to such outstanding options, (iii) any claims or rights you may have to indemnification and/or coverage under Company D&O policy under which you are covered as an “insured person” as of the Separation Date, or (iv) any right you may have to bring appropriate proceedings to enforce this Agreement. In addition, nothing in this letter limits or waives your right to seek a judicial determination of the validity of the Release’s waiver of claims under the ADEA.

6.                  No Suits. You hereby represent and warrant that you have not filed, caused to be filed or permitted to be filed any complaints, charges, lawsuits or other proceedings against the Company or any of the other Released Parties, and that no such complaints, charges, lawsuits or other proceedings are pending. You further agree not to initiate any legal action or proceeding against the Company or the Released Parties in any forum in connection with the claims released by you. That said, nothing in this letter prohibits you from filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a comparable state or local agency (“EEOC”) or with the Securities and Exchange Commission, or any agency with respect to which such right may not be limited as a matter of law. You further agree that if you, or anyone on your behalf, files a charge with the EEOC, civil action, suit or legal proceeding against the Released Parties involving any matter subject to the Release you waive your right to seek or recover any personal relief (including but not limited to monetary damages) in such proceeding; provided, however, that this limitation on recovery shall not apply to administrative proceedings before the SEC.

7.                  Return of Company Property. You represent and warrant that, that by no later than thirty (30) days after the Separation Date, you shall return to the Company all property belonging to the Company, including but not limited to computers, mobile phones, electronic devices, entry badges and keys, passwords and log-in credentials, documents, records, files, Confidential Information, and equipment that is in your possession, custody, or control (the foregoing, “Company Property”). You further represent and warrant that by no later than thirty (30) days after the Separation Date, you shall permanently and irrevocably delete, to the fullest extent permitted by law, any intangible Company Property which exists or is stored (i) in any personal e-mail account; (ii) in any personal “cloud” account; or (iii) on any personal computer, tablet, cellular phone, smartphone or other electronic storage device, the foregoing of which are accessible, controlled or owned by you (and not by the Company). You agree to continue to adhere to those provisions of the Employment Letter which addresses confidentiality, and agree that said provisions continue in full force and effect.

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8.                 Cooperation. Following the Separation Date, and in consideration of the Severance Benefits, you agree to cooperate with the Company in (a) responding to reasonable requests by the Company for information concerning work performed or actions taken by you during your employment with the Company or with regard to any matters about which you may have knowledge; and (b) any investigation or review that may be performed by the Company or any government authority or in connection with any litigation in which the Company may become involved which relates to the business of the Company during the period of your employment or events or occurrences about which you may have knowledge. The Company will reimburse you for reasonable expenses incurred by you in providing such cooperation. Moreover, upon service on you, or anyone acting on your behalf, of any subpoena, order, directive, or other legal process in any way relating to Immunomedics, you or your attorney shall immediately notify Immunomedics in writing (unless prohibited to do so by law) of such service and of the content of any testimony or information to be provided pursuant to such a subpoena, order, directive or other legal process and within two (2) business days send to the undersigned representative of Immunomedics via email or overnight delivery (which expense shall be reimbursed by Immunomedics) a copy of said documents served upon you. You agree to cooperate with Immunomedics in any effort Immunomedics undertakes to obtain a protective order or other remedy in connection with such subpoena, order, directive, or other legal process.

9.                 Continuing Obligations. You agree to comply with all obligations under the Employment Agreement that survive the Separation Date, including but not limited to the obligations in Sections 5 (Confidentiality), 6 (Intellectual Property), 7 (Non-Competition), 8 (Non-Solicitation), and 9 (Non-Disparagement), as further clarified by Section 10 (General Provisions), provided, however, that, notwithstanding the foregoing, provided that you satisfy the Eligibility Requirement, the Company shall waive your obligations under Section 7 (Non-Competition) of your Employment Agreement from and after the Effective Date in accordance with Section 2(c) above (collectively, the obligations of Sections 5, 6, 8, 9 and 10 of the Employment Agreement being the “Continuing Obligations”). You understand and acknowledge that your right to the Severance Benefits outlined herein is subject to your continued compliance with the Continuing Obligations. The Company agrees to comply with Section 9 of the Employment Agreement (Non-Disparagement).

10.               Non-Disclosure of Agreement. To the extent not having been publicly disclosed by the Company, you agree not to disclose the terms, content, or execution of this Agreement, except that you may disclose the terms of this Agreement: (i) to your immediate family, attorney, and tax and financial advisors, so long as such individuals agree to be bound by the confidential nature of this Agreement, (ii) pursuant to a valid subpoena, court order, regulatory request or other judicial, administrative or legal process or otherwise as required by law, or (iii) for purposes of securing enforcement of the terms and conditions of this Agreement. Nothing in this Agreement is intended to or will preclude you from reporting, without any prior authorization from or notification to Immunomedics, possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation.

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11.              Contents of Agreement, Amendment, Interpretation.

(a)               This Agreement constitutes the entire agreement between Immunomedics and you, and supersedes and cancels all prior written and oral agreements, if any, between Immunomedics and you; provided, however, that nothing in this Agreement will impair those of your obligations, under Section 9 above, which survive the Separation Date. You affirm that, in entering into this Agreement, you are not relying upon any oral or written promise or statement made by anyone at any time on behalf of Immunomedics.

(b)              This Agreement cannot be changed or modified except by a writing signed by an authorized representative of Immunomedics and you.

(c)               The headings in this Agreement are for convenience only, and both parties agree that they shall not be construed or interpreted to modify or affect the construction or interpretation of any provision of this Agreement. In the event that you die before all amounts and benefits due you under this Agreement (including under Section 2 above) are paid to you, the remaining such amounts shall be paid to your estate.

(d)              It is the desire and intent of the parties that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby; however, if the Release in Section 5 is held to be invalid, illegal, or unenforceable, then you agree that (i) you will be required to enter into a new agreement containing an enforceable release of all legally waivable claims against the Company and the Released Parties; and (ii) the Severance Benefits will constitute sufficient consideration for your entering into such new agreement.

(e)               No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.

12.              Miscellaneous.

(a)               This Agreement is binding upon and shall inure to the benefit of your successors, assigns, heirs, executors, administrators, and legal representatives, and shall be binding on and inure to the benefit of the Company’s successors and assigns.

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(b)               This Agreement may be executed in counterparts, each of which will be deemed an original but all of which together will constitute one and the same instrument, notwithstanding that all of the parties are not signatory to the same counterpart. This Agreement may be executed either by original, facsimile or electronic copy, each of which will be equally binding.

(c)               This Agreement shall be governed by and interpreted under the laws of the State of New Jersey without giving effect to any conflicts-of-law provisions or canons of construction that construe agreements against the draftsperson. Each party hereby irrevocably submits to the exclusive jurisdiction of the United States District Court located in New Jersey or any state court located within such state, in respect of any claim arising out of or relating to this Agreement or Executive’s employment with the Company. SUBJECT TO APPLICABLE LAW, THE PARTIES HEREBY WAIVE ANY RIGHT TO A JURY TRIAL WITH RESPECT TO ANY DISPUTE ARISING FROM OR RELATING TO THIS AGREEMENT.

13.              Section 409A. Although the Company makes no guarantee with respect to the tax treatment of payments hereunder, payments under this Agreement are intended to either comply with, or be exempt from, the provisions of the Internal Revenue Code Section 409A and the treasury regulations, guidance, and exemptions promulgated thereunder (collectively, “Section 409A”) so as not to subject you to the payment of any tax, interest, or penalty that may be imposed under Section 409A. Notwithstanding the foregoing, the Company shall have (i) no obligation to prevent, minimize, or make a gross-up payment to offset any negative consequences to you under Section 409A and (ii) no liability to you for any negative consequences if they arise.

14.              Review and Acknowledgment. By signing below, you acknowledge that:

(a)               You have read this Agreement and understand its terms;

(b)               You are fully competent to sign this Agreement and do so freely and voluntarily without any coercion or undue influence from anyone;

(c)               The payments and other consideration being provided to you are of significant value and in addition to what you otherwise would be entitled to receive from the Company, but for your execution of this Agreement;

(d)              By way of this Agreement, the Company has advised you of your right to consult with an attorney of your choosing concerning the legal significance of this Agreement prior to signing it;

(e)              You have been given 21 days to review and consider this letter before signing it, though you may voluntarily sign it early. If you do not sign this letter within 21 days, it shall have no effect. Any changes to this letter, whether material or otherwise, will not re-start the 21 day period;

(f)               After signing this Agreement, you may revoke your acceptance by delivering written notice by email of the election to the Company, Attn: Jared Freedberg, General Counsel and Corporate Secretary, not later than 7 days after the date you sign the Agreement. If not revoked within 7 days, this Agreement will become fully effective and irrevocable on the eighth day after the date you sign the Agreement. If you revoke your acceptance, you acknowledge that this Agreement shall be null and void and you shall have no rights to arrangements or benefits set forth above.

[SIGNATURES APPEAR ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, the undersigned, intending to be legally bound, have executed this Agreement as of the date first above written.

IMMUNOMEDICS, INC.

By:	/s/ Jared Freedberg
Name:	Jared Freedberg
Title:	General Counsel & Secretary

Date:	May 27, 2020

HAROUT SEMERJIAN

/s/ Harout Semerjian
Harout Semerjian

Date:	May 27, 2020